Exhibit 16.1

June 6, 2025

Office of the Chief Accountant

U. S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:   Nixxy, Inc.

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Nixxy, Inc. and under the date of March 31, 2025, we reported on the consolidated financial statements of Nixxy, Inc. and Subsidiaries, as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024.

Effective June 2, 2025 we resigned as the independent registered public accounting firm. We have read Nixxy, Inc.’s disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on Nixxy Inc’s Form 8-K dated June 2, 2025 be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.